Exhibit 3.65

ARTICLES OF INCORPORATION

OF

SIMONTON INDUSTRIES, INC.

I. NAME

The name of the corporation is Simonton Industries, Inc.

II. PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. AGENT FOR SERVICE OF PROCESS

The name and address in this state of the corporation’s initial agent for service of process is:

Cesidia T. Tessicini

117 La Cresenda

Vallejo, California 94590

IV. STOCK

The corporation is authorized to issue only one (1) class of shares, having a total number of fifty thousand (50,000) shares.

V. NUMBER OF SHAREHOLDERS

The corporation’s issued shares shall be held of record by not more than thirty-five (35) persons. This corporation is a close corporation.

VI. NO PREFERENCES, PRIVILEGES, RESTRICTIONS

No distinction shall exist between the shares of the corporation or the holders thereof.

VII. LIMITED LIABILITY OF DIRECTORS

The Liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

EXECUTION

The undersigned, who is the incorporator of this corporation, has executed these Articles of Incorporation on June 30, 1995.

/s/ Samuel B. Ross II
SAMUEL B. ROSS II, Incorporator

DECLARATION

I declare that I am the person whose name is subscribed below and that I am the incorporator of Simonton Industries, Inc. and I have executed these Articles of Incorporation. The foregoing Articles of Incorporation are my act and deed.

/s/ Samuel B. Ross II
SAMUEL B. ROSS II, Incorporator